As filed with the Securities and Exchange Commission on January 28, 2022

1933 Act Registration No. 033-87762

1940 Act Registration No. 811-08918

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 95	[X]
and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 96	[X]

HC Capital Trust

(Exact Name of Registrant as Specified in Charter)

Five Tower Bridge, 300 Barr Harbor, 5th Floor

West Conshohocken, PA 19428-2970

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code:

610-828-7200

Copies of communications to:

Michael P. O’Hare, Partner Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7018	(With Copy To): Marguerite C. Bateman, Partner VedderPrice 1401 I Street NW Suite 1100 Washington, District of Columbia 20005

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

The Registrant changed its independent registered public accounting firms in 2020. In connection with the auditor change, this Post-Effective Amendment is being filed solely for the purposes of amending Part C and filing the previous independent registered public accounting firm’s consent as Exhibit (j)(2), to this Registration Statement on Form N-1A.

Part A and Part B of Post-Effective Amendment No. 94 to the Registration Statement as filed on October 28, 2021 and as supplemented on January 27, 2022 are incorporated herein by reference.

Part C: OTHER INFORMATION

Item 28. Exhibits

(a)	(1)(a)

Certificate of Trust filed on December 15, 1994 with the Secretary of State of Delaware (Incorporated herein by reference to Exhibit (a)(1) of Post-Effective Amendment No. 7 filed with the Securities and Exchange Commission on January 2, 1998).

(1)(b)

Certificate of Amendment to Certificate of Trust filed on April 25, 2006 with the Secretary of State of Delaware. (Incorporated herein by reference to Exhibit (a)(1)(b) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(1)(c)

Certificate of Amendment to Certificate of Trust filed on March 2, 2010 with the Secretary of State of Delaware. (Incorporated herein by reference to Exhibit (a)(1)(c) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(2)

Amended and Restated Declaration and Agreement of Trust (as amended March 8, 2010) (Incorporated herein by reference to Exhibit (a)(3) of Post-Effective Amendment No. 50 filed with the Securities and Exchange Commission on March 12, 2010).

(b)

Amended Bylaws of the Trust (as amended November 9, 1995, July 15, 1999, April 14, 2000, December 10, 2008, March 8, 2010, February 1, 2017, March 26, 2019 and March 10, 2020). (Incorporated herein by reference to Exhibit (b) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(c)	[instruments defining right of security holders] (All relevant provisions included in Exhibit (a), as referenced above.)

(d)	Investment Advisory Agreements

(1)(a)

Amended and Restated Investment Advisory Agreement dated March 9, 2021 between the Trust and HC Capital Solutions (a division of, Hirtle, Callaghan & Co, LLC) related to The Value Equity Portfolio, The Growth Equity Portfolio, The Small Capitalization – Mid Capitalization Equity Portfolio, The International Equity Portfolio, The Core Fixed Income Portfolio, The Corporate Opportunities Portfolio, The Short-Term Municipal Bond Portfolio and The Intermediate-Term Municipal Bond Portfolio. (Incorporated herein by reference to Exhibit (d)(1)(a) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(1)(b)

Amended and Restated Investment Advisory Agreement dated March 9, 2021 between the Trust and HC Capital Solutions (a division of, Hirtle, Callaghan & Co, LLC) related to The Institutional U.S. Equity Portfolio, The ESG Growth Portfolio, The Catholic SRI Growth Portfolio, The Institutional International Equity Portfolio, The Emerging Markets Portfolio, The U.S. Government Fixed Income Securities Portfolio, The Inflation Protected Securities Portfolio, The U.S. Corporate Fixed Income Securities Portfolio, The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio and The Intermediate Term Municipal Bond II Portfolio. (Incorporated herein by reference to Exhibit (d)(1)(b) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(2)(a)

Portfolio Management Agreement, dated July 27, 1995, between the Trust and Jennison Associates LLC related to The Growth Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(5)(a) of Post-Effective Amendment No. 41 filed with the Securities and Exchange Commission on October 15, 2008.)

(2)(b)

Amendment 1, dated September 1, 2003, to Portfolio Management Agreement dated July 27, 1995, between the Trust and Jennison Associates LLC related to The Growth Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(5)(b) of Post-Effective Amendment No. 43 filed with the Securities and Exchange Commission on August 31, 2009.)

(2)(c)

Amendment 2, dated November 1, 2004, to Portfolio Management Agreement dated July 27, 1995, between the Trust and Jennison Associates LLC related to The Growth Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(5)(c) to Post-Effective Amendment No. 31 filed with the Securities and Exchange Commission on August 30, 2007.)

(2)(d)

Amendment 3, dated April 30, 2012, to Portfolio Management Agreement dated July 27, 1995, between the Trust and Jennison Associates LLC related to The Growth Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(5)(d) of Post-Effective Amendment No. 60 filed with the Securities and Exchange Commission on August 29, 2012.)

(3)(a)

Portfolio Management Agreement, dated December 16, 1999, between the Trust and Frontier Capital Management LLC related to The Small Capitalization – Mid Capitalization Equity Portfolio (formerly, The Small Capitalization Equity Portfolio). (Incorporated herein by reference to Exhibit (d)(6) of Post-Effective Amendment No. 14 filed with the Securities and Exchange Commission on June 23, 2000.)

(3)(b)

Amendment, dated September 1, 2003, to the Portfolio Management Agreement dated December 16, 1999, between the Trust and Frontier Capital Management LLC related to The Small Capitalization – Mid Capitalization Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(6)(b) to Post-Effective Amendment No. 31 filed with the Securities and Exchange Commission on August 30, 2007.)

(3)(c)

Second Amendment, dated March 11, 2015, to the Portfolio Management Agreement between the Trust and Frontier Capital Management LLC dated December 16, 1999 and first amended on September 1, 2003, related to The Small Capitalization – Mid Capitalization Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(4)(c) of Post-Effective Amendment No. 72 filed with the Securities and Exchange Commission on April 17, 2015.)

(4)

Portfolio Management Agreement, dated February 28, 2006, between the Trust and Breckinridge Capital Advisors, Inc. related to The Short-Term Municipal Bond Portfolio. (Incorporated by reference to Exhibit (d)(18)(b) of Post-Effective Amendment No. 29 filed with the Securities and Exchange Commission on September 1, 2006.)

(5)(a)

Portfolio Management Agreement, dated June 30, 2008, between the Trust and Jennison Associates LLC related to The Institutional Growth Equity Portfolio. (Incorporated by reference to Exhibit (d)(24) of Post-Effective Amendment No. 40 filed with the Securities and Exchange Commission on September 4, 2008.)

(5)(b)

Amendment 1, dated April 30, 2012, to the Portfolio Management Agreement dated June 30, 2008, between the Trust and Jennison Associates LLC related to The Institutional Growth Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(18)(a) of Post-Effective Amendment No. 60 filed with the Securities and Exchange Commission on August 29, 2012.)

(6)

Portfolio Management Agreement, dated December 23, 2008, between the Trust and Pacific Investment Management Company LLC with respect to The Institutional Growth Equity Portfolio (STOCKSPlus). (Incorporated herein by reference to Exhibit (d)(38) of Post-Effective Amendment No. 43 filed with the Securities and Exchange Commission on August 31, 2009.)

(7)(a)

Portfolio Management Agreement, dated February 11, 2009, between the Trust and Standish Mellon Asset Management Company LLC with respect to The Intermediate Term Municipal Bond Portfolio. (Incorporated herein by reference to Exhibit (d)(39) of Post-Effective Amendment No. 43 filed with the Securities and Exchange Commission on August 31, 2009.)

(7)(b)

Amendment, dated July 1, 2012, to the Portfolio Management Agreement dated February 11, 2009, between the Trust and Standish Mellon Asset Management Company LLC with respect to The Intermediate Term Municipal Bond Portfolio. (Incorporated herein by reference to Exhibit (d)(31)(a) of Post-Effective Amendment No. 60 filed with the Securities and Exchange Commission on August 29, 2012.)

(7)(c)

Amendment No. 2, dated September 1, 2021, to the Portfolio Management Agreement dated December 5, 2008, between the Trust and Insight North America LLC with respect to The Intermediate Term Municipal Bond Portfolio (Incorporated herein by reference to Exhibit (7)(c) of Post-Effective Amendment No. 94 filed with the Securities and Exchange Commission on October 28, 2021.)

(8)

Portfolio Management Agreement, dated April 1, 2010, between the Trust and Breckinridge Capital Advisors, Inc. related to The Intermediate Term Municipal Bond II Portfolio. (Incorporated herein by reference to Exhibit (d)(49) of Post-Effective Amendment No. 53 filed with the Securities and Exchange Commission on June 18, 2010.)

(9)(a)

Portfolio Management Agreement, dated November 11, 2010, between the Trust and Mellon Capital Management Corporation related to The U.S. Government Fixed Income Securities Portfolio. (Incorporated herein by reference to Exhibit (d)(50) to Post- Effective Amendment No. 57 filed with the Securities and Exchange Commission on August 26, 2011.)

(9)(b)

Amendment No. 1, dated December 1, 2012, to the Portfolio Management Agreement dated November 11, 2010, between the Trust and Mellon Capital Management Corporation related to The U.S. Government Fixed Income Securities Portfolio. (Incorporated herein by reference to Exhibit (d)(45)(b) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(10)(a)

Portfolio Management Agreement, dated November 30, 2010, between the Trust and Mellon Capital Management Corporation related to The Core Fixed Income Portfolio. (Incorporated herein by reference to Exhibit (d)(55) to Post- Effective Amendment No. 57 filed with the Securities and Exchange Commission on August 26, 2011.)

(10)(b)

Amendment No. 1, dated December 1, 2012, to the Portfolio Management Agreement dated November 30, 2010, between the Trust and Mellon Capital Management Corporation related to The Core Fixed Income Portfolio. (Incorporated herein by reference to Exhibit (d)(49)(b) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(11)(a)

Portfolio Management Agreement dated April 30, 2012 between the Trust and Fort Washington Investment Advisors, Inc., related to The Fixed Income Opportunity Portfolio. (Incorporated herein by reference to Exhibit (d)(55) of Post-Effective Amendment No. 60 filed with the Securities and Exchange Commission on August 29, 2012.)

(11)(b)

Amendment, dated July 1, 2012, to the Portfolio Management Agreement dated April 30, 2012 between the Trust and Fort Washington Investment Advisors, Inc., related to The Fixed Income Opportunity Portfolio. (Incorporated herein by reference to Exhibit (d)(55)(a) of Post-Effective Amendment No. 60 filed with the Securities and Exchange Commission on August 29, 2012.)

(12)

Portfolio Management Agreement, dated January 8, 2013, between the Trust and Mellon Capital Management Corporation related to The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio. (Incorporated herein by reference to Exhibit (d)(56) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(13)

Portfolio Management Agreement, dated August 2, 2013, between the Trust and Mellon Capital Management Corporation related to The Emerging Markets Portfolio. (Incorporated herein by reference to Exhibit (d)(60) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(14)(a)

Portfolio Management Agreement, dated August 2, 2013, between the Trust and Mellon Capital Management Corporation related to The Growth Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(61) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(14)(b)

Amendment No. 1, dated December 12, 2018, to the Portfolio Management Agreement dated August 2, 2013 between the Trust and BNY Mellon Asset Management North America Corporation (f/k/a Mellon Capital Management Corporation), related to The Growth Equity Portfolio. (Incorporated by reference to Exhibit (d)(30)(b) of Post-Effective Amendment No. 88 filed with the Securities and Exchange Commission on August 27, 2019.)

(15)(a)

Portfolio Management Agreement, dated August 2, 2013, between the Trust and Mellon Capital Management Corporation related to The Institutional Growth Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(62) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(15)(b)

Amendment No. 1, dated December 12, 2018, to the Portfolio Management Agreement dated August 2, 2013 between the Trust and BNY Mellon Asset Management North America Corporation (f/k/a Mellon Capital Management Corporation), related to The Institutional Growth Equity Portfolio. (Incorporated by reference to Exhibit (d)(31)(b) of Post-Effective Amendment No. 88 filed with the Securities and Exchange Commission on August 27, 2019.)

(16)(a)

Portfolio Management Agreement, dated August 2, 2013, between the Trust and Mellon Capital Management Corporation related to The International Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(63) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(16)(b)

Amendment dated June 16, 2020 to the Portfolio Management Agreement dated August 2, 2013 between the Trust and Mellon Investments Corporation (formerly Mellon Capital Management Corporation) related to The International Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(19)(b) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(17)

Portfolio Management Agreement, dated August 2, 2013, between the Trust and Mellon Capital Management Corporation related to The International Equity Portfolio (EM Index). (Incorporated herein by reference to Exhibit (d)(64) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(18)(a)

Portfolio Management Agreement, dated August 2, 2013, between the Trust and Mellon Capital Management Corporation related to The Institutional International Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(65) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(18)(b)

Amendment dated June 16, 2020 to the Portfolio Management Agreement dated August 2, 2013 between the Trust and Mellon Investments Corporation (formerly Mellon Capital Management Corporation) related to The Institutional International Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(21)(b) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(19)

Portfolio Management Agreement, dated August 2, 2013, between the Trust and Mellon Capital Management Corporation related to The Institutional International Equity Portfolio (EM Index). (Incorporated herein by reference to Exhibit (d)(66) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(20)(a)

Portfolio Management Agreement, dated August 2, 2013, between the Trust and Mellon Capital Management Corporation related to The Small Capitalization – Mid Capitalization Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(67) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(20)(b)

Amendment No. 1, dated December 12, 2018, to the Portfolio Management Agreement dated August 2, 2013 between the Trust and BNY Mellon Asset Management North America Corporation (f/k/a Mellon Capital Management Corporation), related to The Small Capitalization - Mid Capitalization Equity Portfolio. (Incorporated by reference to Exhibit (d)(36)(b) of Post-Effective Amendment No. 88 filed with the Securities and Exchange Commission on August 27, 2019.)

(21)(a)

Portfolio Management Agreement, dated August 2, 2013, between the Trust and Mellon Capital Management Corporation related to The Value Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(69) of Post-Effective Amendment No. 63 filed with the Securities and Exchange Commission on August 30, 2013.)

(21)(b)

Amendment No. 1, dated December 12, 2018, to the Portfolio Management Agreement dated August 2, 2013 between the Trust and BNY Mellon Asset Management North America Corporation (f/k/a Mellon Capital Management Corporation), related to The Value Equity Portfolio. (Incorporated by reference to Exhibit (d)(38)(b) of Post-Effective Amendment No. 88 filed with the Securities and Exchange Commission on August 27, 2019.)

(22)

Portfolio Management Agreement, dated August 22, 2013, between the Trust and Mellon Capital Management Corporation related to The Fixed Income Opportunity Portfolio. (Incorporated herein by reference to Exhibit (d)(58) of Post-Effective Amendment No. 64 filed with the Securities and Exchange Commission on October 31, 2013.)

(23)

Portfolio Management Agreement, dated August 22, 2013, between the Trust and Mellon Capital Management Corporation related to The Core Fixed Income Portfolio (US Corporate Fixed Income). (Incorporated herein by reference to Exhibit (d)(59) of Post-Effective Amendment No. 64 filed with the Securities and Exchange Commission on October 31, 2013.)

(24)

Portfolio Management Agreement, dated August 22, 2013, between the Trust and Mellon Capital Management Corporation related to The U.S. Corporate Fixed Income Securities Portfolio. (Incorporated herein by reference to Exhibit (d)(60) of Post-Effective Amendment No. 64 filed with the Securities and Exchange Commission on October 31, 2013.)

(25)

Portfolio Management Agreement, dated March 1, 2014, between the Trust and Mellon Capital Management Corporation related to The Inflation Protected Securities Portfolio. (Incorporated by reference to Exhibit (d)(74) of Post-Effective Amendment No. 70 filed with the Securities and Exchange Commission on October 29, 2014.)

(26)(a)

Portfolio Management Agreement, dated July 28, 2014, between the Trust and Western Asset Management Company, LLC (“WAMCO”) related to The Fixed Income Opportunity Portfolio (Incorporated by reference to Exhibit (d)(79) of Post-Effective Amendment No. 70 filed with the Securities and Exchange Commission on October 29, 2014.)

(26)(b)

Amendment, dated August 29, 2014, to Portfolio Management Agreement dated July 28, 2014, between the Trust and Western Asset Management Company, LLC (“WAMCO”) related to The Fixed Income Opportunity Portfolio. (Incorporated by reference to Exhibit (d)(78) of Post-Effective Amendment No. 70 filed with the Securities and Exchange Commission on October 29, 2014.)

(27)

Amended and Restated Portfolio Management Agreement, dated March 11, 2020, between the Trust and City of London Investment Management Company Limited related to The International Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(30) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(28)

Amended and Restated Portfolio Management Agreement, dated March 11, 2020, between the Trust and City of London Investment Management Company Limited related to The Institutional International Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(31) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(29)

Amended and Restated Portfolio Management Agreement, dated March 11, 2020, between the Trust and City of London Investment Management Company Limited related to The Emerging Markets Portfolio. (Incorporated herein by reference to Exhibit (d)(32) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(30)

Amended and Restated Portfolio Management Agreement, dated March 11, 2020, between the Trust and City of London Investment Management Company Limited related to The Fixed Income Opportunity Portfolio. (Incorporated herein by reference to Exhibit (d)(33) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(31)

Portfolio Management Agreement, dated October 1, 2020, between the Trust and Agincourt Capital Management, LLC related to The Core Fixed Income Portfolio. (Incorporated herein by reference to Exhibit (d)(34) of Post-Effective Amendment No. 92 filed with the Securities and Exchange Commission on October 28, 2020.)

(32)

Portfolio Management Agreement, dated October 1, 2020, between the Trust and Agincourt Capital Management, LLC related to The U.S. Corporate Fixed Income Securities Portfolio. . (Incorporated herein by reference to Exhibit (d)(35) of Post-Effective Amendment No. 92 filed with the Securities and Exchange Commission on October 28, 2020.)

(33)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates LLC related to The Small Capitalization - Mid Capitalization Equity Portfolio (Liquidity). (Incorporated herein by reference to Exhibit (d)(33) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(34)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates LLC related to The International Equity Portfolio (Liquidity). (Incorporated herein by reference to Exhibit (d)(34) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(35)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates LLC related to The Institutional International Equity Portfolio (Liquidity). (Incorporated herein by reference to Exhibit (d)(35) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(36)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates LLC related to The Emerging Markets Portfolio (Liquidity). (Incorporated herein by reference to Exhibit (d)(36) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(37)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates LLC related to The Corporate Opportunities Portfolio (Liquidity). (Incorporated herein by reference to Exhibit (d)(37) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(38)

Portfolio Management Agreement, dated October 1, 2020, between the Trust and Agincourt Capital Management, LLC related to The ESG Growth Portfolio. (Incorporated herein by reference to Exhibit (d)(42) of Post-Effective Amendment No. 92 filed with the Securities and Exchange Commission on October 28, 2020.)

(39)(a)

Portfolio Management Agreement, dated June 23, 2015, between the Trust and Mellon Capital Management Corporation related to The ESG Growth Portfolio. (Incorporated by reference to Exhibit (d)(79)(a) of Post-Effective Amendment No. 85 filed with the Securities and Exchange Commission on August 28, 2018.)

(39)(b)

Amendment dated September 13, 2016 to the Portfolio Management Agreement, dated June 23, 2015, between the Trust and Mellon Capital Management Corporation related to The ESG Growth Portfolio. (Incorporated by reference to Exhibit (d)(86)(b) of Post-Effective Amendment No. 81 filed with the Securities and Exchange Commission on October 28, 2016.)

(39)(c)

Amendment, dated September 12, 2017, to the Portfolio Management Agreement dated June 23, 2015, between the Trust and Mellon Capital Management Corporation related to The ESG Growth Portfolio. (Incorporated by reference to Exhibit (d)(86)(c) of Post-Effective Amendment No. 84 filed with the Securities and Exchange Commission on October 27, 2017.)

(39)(d)

Third Amendment, dated June 23, 2018, to the Portfolio Management Agreement dated June 23, 2015, between the Trust and BNY Mellon Asset Management North America Corporation (formerly Mellon Capital Management Corporation) related to The ESG Growth Portfolio. (Incorporated by reference to Exhibit (d)(79)(d) of Post-Effective Amendment No. 85 filed with the Securities and Exchange Commission on August 28, 2018.)

(39)(e)

Fourth Amendment, dated March 26, 2019, to the Portfolio Management Agreement dated June 23, 2015, between the Trust and Mellon Investments Corporation (f/k/a BNY Mellon Asset Management North America Corporation and f/k/a Mellon Capital Management Corporation) related to The ESG Growth Portfolio. (Incorporated by reference to Exhibit (d)(78)(e) of Post-Effective Amendment No. 88 filed with the Securities and Exchange Commission on August 27, 2019.)

(39)(f)

Fifth Amendment, dated December 10, 2019, to the Portfolio Management Agreement dated June 23, 2015, between the Trust and Mellon Investments Corporation (f/k/a BNY Mellon Asset Management North America Corporation and f/k/a Mellon Capital Management Corporation) related to The ESG Growth Portfolio. (Incorporated herein by reference to Exhibit (d)(43)(f) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(40)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The ESG Growth Portfolio (Liquidity). (Incorporated herein by reference to Exhibit (d)(40) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(41)

Portfolio Management Agreement, dated October 1, 2020, between the Trust and Agincourt Capital Management, LLC related to The Catholic SRI Growth Portfolio. (Incorporated herein by reference to Exhibit (d)(45) of Post-Effective Amendment No. 92 filed with the Securities and Exchange Commission on October 28, 2020.)

(42)(a)

Portfolio Management Agreement, dated December 15, 2015, between the Trust and Mellon Capital Management Corporation related to The Catholic SRI Growth Portfolio. (Incorporated by reference to Exhibit (d)(96) of Post-Effective Amendment No. 80 filed with the Securities and Exchange Commission on August 29, 2016.)

(42)(b)

Amendment, dated September 13, 2016, to the Portfolio Management Agreement dated December 15, 2015, between the Trust and Mellon Capital Management Corporation related to The Catholic SRI Growth Portfolio. (Incorporated by reference to Exhibit (d)(90)(b) of Post-Effective Amendment No. 81 filed with the Securities and Exchange Commission on October 28, 2016.)

(42)(c)

Second Amendment, dated December 5, 2017, to the Portfolio Management Agreement dated December 15, 2015, between the Trust and Mellon Capital Management Corporation related to The Catholic SRI Growth Portfolio. (Incorporated by reference to Exhibit (d)(82)(c) of Post-Effective Amendment No. 85 filed with the Securities and Exchange Commission on August 28, 2018.).

(42)(d)

Third Amendment, dated June 23, 2018, to the Portfolio Management Agreement dated June 23, 2015, between the Trust and BNY Mellon Asset Management North America Corporation (formerly Mellon Capital Management Corporation) related to The Catholic SRI Growth Portfolio. (Incorporated by reference to Exhibit (d)(82)(d) of Post-Effective Amendment No. 85 filed with the Securities and Exchange Commission on August 28, 2018.).

(42)(e)

Fourth Amendment, dated March 26, 2019, to the Portfolio Management Agreement, dated June 23, 2015, between the Trust and Mellon Investments Corporation (f/k/a BNY Mellon Asset Management North America Corporation and f/k/a Mellon Capital Management Corporation) related to The Catholic SRI Growth Portfolio. (Incorporated by reference to Exhibit (d)(81)(e) of Post-Effective Amendment No. 88 filed with the Securities and Exchange Commission on August 27, 2019.)

(42)(f)

Fifth Amendment, dated December 10, 2019, to the Portfolio Management Agreement, dated June 23, 2015, between the Trust and Mellon Investments Corporation (f/k/a BNY Mellon Asset Management North America Corporation and f/k/a Mellon Capital Management Corporation) related to The Catholic SRI Growth Portfolio. (Incorporated herein by reference to Exhibit (d)(46)(f) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(42)(g)

Sixth Amendment, dated December 15, 2020, to the Portfolio Management Agreement dated December 15, 2015, between the Trust and Mellon Capital Management Corporation related to The Catholic SRI Growth Portfolio. (Incorporated herein by reference to Exhibit (d)(42)(g) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(43)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Catholic SRI Growth Portfolio (Liquidity). (Incorporated herein by reference to Exhibit (d)(43) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(44)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Catholic SRI Growth Portfolio (Targeted). (Incorporated herein by reference to Exhibit (d)(44) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(45)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Value Equity Portfolio (Targeted). (Incorporated herein by reference to Exhibit (d)(45) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(46)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Growth Equity Portfolio (Targeted). (Incorporated herein by reference to Exhibit (d)(46) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(47)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Institutional U.S. Equity Portfolio (Targeted). (Incorporated herein by reference to Exhibit (d)(47) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(48)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Small Capitalization - Mid Capitalization Equity Portfolio (Targeted). (Incorporated herein by reference to Exhibit (d)(48) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(49)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The ESG Growth Portfolio (Targeted). (Incorporated herein by reference to Exhibit (d)(49) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(50)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The International Equity Portfolio (Targeted). (Incorporated herein by reference to Exhibit (d)(50) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(51)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Institutional International Equity Portfolio (Targeted). (Incorporated herein by reference to Exhibit (d)(51) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(52)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Emerging Markets Portfolio (Targeted). (Incorporated herein by reference to Exhibit (d)(52) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(53)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Corporate Opportunities Portfolio (Targeted). (Incorporated herein by reference to Exhibit (d)(53) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(54)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Value Equity Portfolio (Liquidity). (Incorporated herein by reference to Exhibit (d)(54) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(55)

Portfolio Management Agreement, dated July 29, 2016, between the Trust and RBC Global Asset Management (UK) Limited related to The Emerging Markets Portfolio. (Incorporated by reference to Exhibit (d)(116) of Post-Effective Amendment No. 80 filed with the Securities and Exchange Commission on August 29, 2016.)

(56)

Portfolio Management Agreement dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Growth Equity Portfolio (Liquidity). (Incorporated herein by reference to Exhibit (d)(56) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(57)

Portfolio Management Agreement dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Institutional U.S. Equity Portfolio (Liquidity). (Incorporated herein by reference to Exhibit (d)(57) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(58)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Value Equity Portfolio (Tax Managed). (Incorporated herein by reference to Exhibit (d)(58) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(59)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Growth Equity Portfolio (Tax Managed). (Incorporated herein by reference to Exhibit (d)(59) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(60)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Small Capitalization - Mid Capitalization Equity Portfolio (Tax Managed). (Incorporated herein by reference to Exhibit (d)(60) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(61)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The International Equity Portfolio (Tax Managed). (Incorporated herein by reference to Exhibit (d)(61) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(62)

Portfolio Management Agreement, dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Emerging Markets Portfolio (Tax Managed). (Incorporated herein by reference to Exhibit (d)(62) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(63)

Portfolio Management Agreement for the Fixed Income Portfolios (Options Overlay), dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Core Fixed Income Portfolio, The U.S. Government Fixed Income Securities Portfolio, The Inflation Protected Securities Portfolio, The U.S. Corporate Fixed Income Securities Portfolio, The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio, The Intermediate Term Municipal Bond Portfolio and The Intermediate Term Municipal Bond II Portfolio. (Incorporated herein by reference to Exhibit (d)(63) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(64)

Portfolio Management Agreement for the Equity Portfolios (Options Overlay), dated March 1, 2021, between the Trust and Parametric Portfolio Associates, LLC related to The Value Equity Portfolio, The Growth Equity Portfolio, The Institutional U.S. Equity Portfolio, The International Equity Portfolio, The Institutional International Equity Portfolio, The Emerging Markets Portfolio and The Corporate Opportunities Portfolio. (Incorporated herein by reference to Exhibit (d)(64) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(65)

Amended and Restated Portfolio Management Agreement, dated March 11, 2020, between the Trust and City of London Investment Management Company Limited related to The Intermediate Term Municipal Bond Portfolio. (Incorporated herein by reference to Exhibit (d)(71) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(66)

Amended and Restated Portfolio Management Agreement, dated March 11, 2020, between the Trust and City of London Investment Management Company Limited related to The Intermediate Term Municipal Bond II Portfolio. (Incorporated herein by reference to Exhibit (d)(72) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(67)

Portfolio Management Agreement, dated February 11, 2020, between the Trust and Frontier Capital Management Company, LLC related to The Institutional U.S. Equity Portfolio (f/k/a The Institutional Growth Equity Portfolio). (Incorporated herein by reference to Exhibit (d)(73) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(68)

Portfolio Management Agreement, dated February 11, 2020, between the Trust and Wellington Management Company LLP related to The Institutional U.S. Equity Portfolio (f/k/a The Institutional Growth Equity Portfolio). (Incorporated herein by reference to Exhibit (d)(74) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(69)(a)

Portfolio Management Agreement, dated February 11, 2020, between the Trust and Echo Street Capital Management LLC related to The Institutional U.S. Equity Portfolio (f/k/a The Institutional Growth Equity Portfolio). (Incorporated herein by reference to Exhibit (d)(75) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(69)(b)

Amendment 1, dated March 12, 2021, to Portfolio Management Agreement, dated February 11, 2020, between the Trust and Echo Street Capital Management LLC related to The Institutional U.S. Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(69)(b) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(70)

Portfolio Management Agreement, dated February 11, 2020, between the Trust and Frontier Capital Management Company, LLC related to The Value Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(76) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(71)(a)

Portfolio Management Agreement, dated February 11, 2020, between the Trust and Echo Street Capital Management LLC related to The Value Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(77) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(71)(b)

Amendment 1, dated March 12, 2021, to Portfolio Management Agreement, dated February 11, 2020, between the Trust and Echo Street Capital Management LLC related to The Value Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(71)(b) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(72)(a)

Portfolio Management Agreement, dated February 11, 2020, between the Trust and Echo Street Capital Management LLC related to The Growth Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(78) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(72)(b)

Amendment 1, dated March 12, 2021, to Portfolio Management Agreement, dated February 11, 2020, between the Trust and Echo Street Capital Management LLC related to The Growth Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(72)(b) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(73)

Portfolio Management Agreement, dated February 11, 2020, between the Trust and RBC Global Asset Management (U.K.) Ltd. related to The ESG Growth Portfolio. (Incorporated herein by reference to Exhibit (d)(79) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(74)

Portfolio Management Agreement, dated April 30, 2020, between the Trust and XY Investments (HK) Limited related to The Emerging Markets Portfolio. (Incorporated herein by reference to Exhibit (d)(80) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(75)

Portfolio Management Agreement, dated July 31, 2020, between the Trust and Western Asset Management Company, LLC, LLC related to The Fixed Income Opportunity Portfolio. (Incorporated herein by reference to Exhibit (d)(81) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(76)

Amended and Restated Portfolio Management Agreement, dated December 15, 2020, between the Trust and Pacific Investment Management Company LLC related to The Institutional International Equity Portfolio. (Incorporated herein by reference to Exhibit (d)(76) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(77)

Amended and Restated Portfolio Management Agreement, dated December 15, 2020, between the Trust and Pacific Investment Management Company LLC related to The Core Fixed Income Portfolio. (Incorporated herein by reference to Exhibit (d)(77) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(78)

Amended and Restated Portfolio Management Agreement, dated December 15, 2020, between the Trust and Pacific Investment Management Company LLC related to The Corporate Opportunities Portfolio. (Incorporated herein by reference to Exhibit (d)(78) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(79)

Portfolio Management Agreement, dated August 7, 2020, between the Trust and Pacific Investment Management Company LLC related to The U.S. Corporate Fixed Income Securities Portfolio. (Incorporated herein by reference to Exhibit (d)(85) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(80)

Portfolio Management Agreement, dated August 7, 2020, between the Trust and Pacific Investment Management Company LLC related to The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio. (Incorporated herein by reference to Exhibit (d)(86) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(81)

Portfolio Management Agreement, dated December 15, 2020, between the Trust and Breckinridge Capital Advisors, Inc. related to The Intermediate Term Municipal Bond Portfolio. (Incorporated herein by reference to Exhibit (d)(81) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(e)

Distribution Agreement, dated December 31, 2019, between the Trust andUltimus Fund Distributors, LLC. (Incorporated by reference to Exhibit (7) of Form N-14 filed with the Securities and Exchange Commission on January 14, 2020.)

(f)	[bonus, pension and profit-sharing plans] Not Applicable.

(g)	(1)(a)

Custodian Agreement, dated February, 2006 between State Street Bank and Trust Company and the Trust. (Incorporated herein by reference to Exhibit (g)(a) of Post-Effective Amendment No. 30 filed with the Securities and Exchange Commission on October 31, 2006.)

(1)(b)

Revised Schedule D, dated December 15, 2015, to the Custodian Agreement dated February, 2006, between State Street Bank and Trust Company and the Trust. (Incorporated by reference to Exhibit (g)(1)(c) of Post-Effective Amendment No. 80 filed with the Securities and Exchange Commission on August 29, 2016.)

(2)

Foreign Custody Manager Delegation Agreement dated July 2, 2001, between Bankers Trust Company and the Trust. (Incorporated herein by reference to Exhibit (g)(b) of Post-Effective Amendment No. 17 filed with the Securities and Exchange Commission on August 31, 2001.)

(3)(a)

Global Securities Lending Agency Agreement, dated May 30, 2014, between Citibank, N.A. and the Trust. (Incorporated by reference to Exhibit (g)(1)(d) of Post-Effective Amendment No. 70 filed with the Securities and Exchange Commission on October 29, 2014.)

(3)(b)

Exhibit A, dated February 12, 2019, to the Global Securities Lending Agency Agreement, dated May 30, 2014, between Citibank, N.A. and the Trust. (Incorporated by reference to Exhibit (g)(3)(b) of Post-Effective Amendment No. 88 filed with the Securities and Exchange Commission on August 27, 2019.)

(3)(c)

First Amendment, dated July 29, 2015, to the Global Securities Lending Agency Agreement dated May 30, 2014, between Citibank, N.A. and the Trust. (Incorporated by reference to Exhibit (g)(3)(c) of Post-Effective Amendment No. 80 filed with the Securities and Exchange Commission on August 29, 2016.)

(3)(d)

Second Amendment, dated August 15, 2017, to the Global Securities Lending Agency Agreement dated May 30, 2014, between Citibank, N.A. and the Trust. (Incorporated by reference to Exhibit (g)(3)(d) of Post-Effective Amendment No. 85 filed with the Securities and Exchange Commission on August 28, 2018.).

(3)(e)

Third Amendment, dated March 27, 2018, to the Global Securities Lending Agency Agreement dated May 30, 2014, between Citibank, N.A. and the Trust. (Incorporated by reference to Exhibit (g)(3)(e) of Post-Effective Amendment No. 85 filed with the Securities and Exchange Commission on August 28, 2018.).

(3)(f)

Fourth Amendment, dated April 27, 2020, to the Global Securities Lending Agency Agreement dated May 30, 2014, between Citibank, N.A. and the Trust. (Incorporated herein by reference to Exhibit (g)(3)(f) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(h)	Other Material Agreements

(1)(a)

Letter Agreement (a/k/a Compliance Services Agreement) between the Trust and Alaric Compliance Services LLC dated December 18, 2008. (Incorporated herein by reference to Exhibit (h)(6) of Post-Effective Amendment No. 43 filed with the Securities and Exchange Commission on August 31, 2009.)

(1)(b)

Amendment, dated January 1, 2010, to Letter Agreement (a/k/a Compliance Services Agreement) dated December 18, 2008,, between the Trust and Alaric Compliance Services LLC. (Incorporated by reference to Exhibit (h)(1)(b) of Post-Effective Amendment No. 81 filed with the Securities and Exchange Commission on October 28, 2016.)

(1)(c)

Second Amendment, dated December 31, 2014, to Letter Agreement (a/k/a Compliance Services Agreement) dated December 18, 2008 between the Trust and Alaric Compliance Services, LLC. (Incorporated herein by reference to Exhibit (h)(4)(c) of Post-Effective Amendment No. 72 filed with the Securities and Exchange Commission on April 17, 2015.)

(1)(d)

Third Amendment, dated December 15, 2015, to Letter Agreement (a/k/a Compliance Services Agreement) dated December 18, 2008 between the Trust and Alaric Compliance Services LLC. (Incorporated by reference to Exhibit (h)(1)(d) of Post-Effective Amendment No. 81 filed with the Securities and Exchange Commission on October 28, 2016.)

(1)(e)

Fourth Amendment, dated January 1, 2018, to Letter Agreement (a/k/a Compliance Services Agreement) dated December 18, 2008, between the Trust and Alaric Compliance Services LLC. (Incorporated by reference to Exhibit (h)(1)(e) of Post-Effective Amendment No. 85 filed with the Securities and Exchange Commission on August 28, 2018.)

(1)(f)

Fifth Amendment, dated January 1, 2020, to Letter Agreement (a/k/a Compliance Services Agreement) dated December 18, 2008, between the Trust and Alaric Compliance Services LLC. (Incorporated herein by reference to Exhibit (h)(1)(f) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(2)(a)

Services Agreement, dated June 11, 2014, between the Trust and Citi Fund Services Ohio, Inc. (Incorporated by reference to Exhibit (h)(5) of Post-Effective Amendment No. 75 filed with the Securities and Exchange Commission on August 28, 2015.)

(2)(b)

Amendment, dated March 31, 2015, to Services Agreement between the Trust and Citi Fund Services Ohio, Inc. dated June 11, 2014. (Incorporated herein by reference to Exhibit (h)(6) of Post-Effective Amendment No. 72 filed with the Securities and Exchange Commission on April 17, 2015.)

(2)(c)

Revised Schedule 5, dated December 15, 2015, to the Services Agreement dated June 11, 2014, between the Trust and Citi Fund Services Ohio, Inc. (Incorporated by reference to Exhibit (h)(5)(c) of Post-Effective Amendment No. 80 filed with the Securities and Exchange Commission on August 29, 2016.)

(2)(d)

Amendment, dated March 13, 2018, to Services Agreement between the Trust and Citi Fund Services Ohio, Inc. dated June 11, 2014. (Incorporated by reference to Exhibit (h)(2)(d) of Post-Effective Amendment No. 85 filed with the Securities and Exchange Commission on August 28, 2018.)

(2)(e)

Amendment, dated March 26, 2019, to Services Agreement between the Trust and Citi Fund Services Ohio, Inc. dated June 11, 2014. (Incorporated by reference to Exhibit (h)(2)(e) of Post-Effective Amendment No. 88 filed with the Securities and Exchange Commission on August 27, 2019.)

(2)(f)

Amendment, dated December 15, 2020, to Services Agreement the Trust and Citi Fund Services Ohio, Inc. dated June 11, 2014. (Incorporated herein by reference to Exhibit (g)(2)(f) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(2)(g)

Amendment, dated September 14, 2021, to Services Agreement the Trust and Citi Fund Services Ohio, Inc. dated June 11, 2014(Incorporated herein by reference to Exhibit (g)(2)(g)(2) of Post-Effective Amendment No. 94 filed with the Securities and Exchange Commission on October 28, 2021.)

(3)(a)

Transfer Agency Services Agreement, dated March 27, 2015, between the Trust and Citi Fund Services Ohio, Inc. (Incorporated herein by reference to Exhibit (h)(7) of Post-Effective Amendment No. 72 filed with the Securities and Exchange Commission on April 17, 2015.)

(3)(b)

Revised Schedule 5, dated December 15, 2015, to the Transfer Agency Services Agreement dated March 27, 2015, between the Trust and Citi Fund Services Ohio, Inc. (Incorporated by reference to Exhibit (h)(6)(b) of Post-Effective Amendment No. 80 filed with the Securities and Exchange Commission on August 29, 2016.)

(3)(c)

Amendment, dated December 6, 2016, to the Transfer Agency Services Agreement dated March 27, 2015, between the Trust and FIS Investor Services LLC. (Incorporated herein by reference to Exhibit (h)(3)(c) of Post-Effective Amendment No. 83 filed with the Securities and Exchange Commission on August 28, 2017.)

(4)

Adoption Agreement, dated January 31, 2018, between the Trust and BNY Mellon Asset Management North America Corporation. (Incorporated by reference to Exhibit (h)(4) of Post-Effective Amendment No. 85 filed with the Securities and Exchange Commission on August 28, 2018.)

(i)	[Opinion of Counsel] Not Applicable.

(j)(1)

Consent of Independent Registered Public Accounting Firm (Incorporated herein by reference to Exhibit (j) of Post-Effective Amendment No. 94 filed with the Securities and Exchange Commission on October 28, 2021.)

(j) (2)	Consent of Trust’s former Independent Registered Public Accounting Firm is filed herewith.

(k)	[Omitted Financial Statements] Not Applicable.

(l)	[Agreements regarding initial capital] Not Applicable.

(m)

Rule 12b-1 plan adopted December 10, 2009, revised March 8, 2010. (Incorporated herein by reference to Exhibit (m) of Post-Effective Amendment No. 54 filed with the Securities and Exchange Commission on August 27, 2010.)

(n)

Plan pursuant to Rule 18f-3 adopted December 10, 2009, revised March 8, 2010. (Incorporated herein by reference to Exhibit (n) of Post-Effective Amendment No. 54 filed with the Securities and Exchange Commission on August 27, 2010.)

(o)	Reserved.

(p)	(1)

Integrity Policy, dated July 1, 2016, adopted by Hirtle Callaghan & Co. LLC. (Incorporated herein by reference to Exhibit (p)(1) of Post-Effective Amendment No. 83 filed with the Securities and Exchange Commission on August 28, 2017.)

(2)

Code of Ethics, dated December 2020, adopted by Frontier Capital Management Company LLC. (Incorporated herein by reference to Exhibit (p)(2) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(3)

Code of Ethics, dated August 2, 2021, adopted by Wellington Management Company LLP (Incorporated herein by reference to Exhibit (p)(3) of Post-Effective Amendment No. 94 filed with the Securities and Exchange Commission on October 28, 2021.)

(4)

Code of Ethics, dated November 2020 adopted by Breckinridge Capital Advisors, Inc. (Incorporated herein by reference to Exhibit (p)(4) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(5)

Code of Ethics and Personal Trading Policy, dated March 31, 2020, adopted by Jennison Associates LLC. (Incorporated herein by reference to Exhibit (p)(5) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(6)

Code of Ethics, dated March 2021, adopted by Pacific Investment Management Company LLC. (Incorporated herein by reference to Exhibit (p)(6) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(7)

Personal Securities Trading Policy, dated March 31, 2021, adopted by Mellon Investments Corporation. (Incorporated herein by reference to Exhibit (p)(7) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(8)

Code of Conduct, dated November 2020 adopted by Mellon Investments Corporation. (Incorporated herein by reference to Exhibit (p)(8) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(9)

Code of Ethics, dated June 14, 2016, adopted by HC Capital Trust. (Incorporated by reference to Exhibit (p)(18) of Post-Effective Amendment No. 80 filed with the Securities and Exchange Commission on August 29, 2016.)

(10)

Code of Ethics, dated April 1, 2021, adopted by Ultimus Fund Distributors, LLC, a wholly owned subsidiary of Ultimus Fund Solutions, LLC. (Incorporated herein by reference to Exhibit (p)(10) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(11)

Code of Ethics, dated March 2, 2020, adopted by Fort Washington Investment Advisors, Inc. (Incorporated herein by reference to Exhibit (p)(11) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(12)

Code of Ethics, dated June 1, 2021, adopted by Parametric Portfolio Associates LLC (Incorporated herein by reference to Exhibit (p)(12) of Post-Effective Amendment No. 94 filed with the Securities and Exchange Commission on October 28, 2021.)

(13)

Code of Ethics, dated June 30, 2021, adopted by Western Asset Management Company, LLC (Incorporated herein by reference to Exhibit (p)(13) of Post-Effective Amendment No. 94 filed with the Securities and Exchange Commission on October 28, 2021.)

(14)

Code of Ethics, dated February 2021, adopted by RBC Global Asset Management (UK) Limited. (Incorporated herein by reference to Exhibit (p)(14) of Post-Effective Amendment No. 93 filed with the Securities and Exchange Commission on August 27, 2021.)

(15)

Code of Ethics, dated May 2021, adopted by City of London Investment Management Company Limited (Incorporated herein by reference to Exhibit (p)(15) of Post-Effective Amendment No. 94 filed with the Securities and Exchange Commission on October 28, 2021.)

(16)

Code of Ethics, dated July 1, 2019, adopted by Agincourt Capital Management, LLC. (Incorporated herein by reference to Exhibit (p)(17) of Post-Effective Amendment No. 91 filed with the Securities and Exchange Commission on August 27, 2020.)

(17)

Code of Ethics, dated June 2021, adopted by Echo Street Capital Management LLC (Incorporated herein by reference to Exhibit (p)(17) of Post-Effective Amendment No. 94 filed with the Securities and Exchange Commission on October 28, 2021.)

(18)

Code of Ethics, dated June 9, 2021, adopted by XY Investments (HK) Ltd (Incorporated herein by reference to Exhibit (p)(18) of Post-Effective Amendment No. 94 filed with the Securities and Exchange Commission on October 28, 2021.

Item 29.		Persons Controlled by or Under Common Control with the Fund

Not Applicable

Item 30.		Indemnification

Reference is made to Article VII of the Trust’s Amended and Restated and Declaration of Trust and to Article VI of the Trust’s By-Laws, which are incorporated herein by reference. Pursuant to Rule 484 under the Securities Act of 1933 (the “Act”), as amended, the Trust furnishes the following undertaking:

Insofar as indemnification for liabilities arising under the Act may be permitted to trustees, officers and controlling persons of the Trust pursuant to the foregoing provisions, or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a trustee, officer or controlling person of the Trust in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of the Investment Adviser

Information relating to the business and other connections of each of the Specialist Managers listed below and each director, officer or partner of such managers, together with information as to their other business, profession, vocation or employment of a substantial nature during the past two fiscal years, are hereby incorporated by reference from each such Specialist Manager’s Schedules A and D of Form ADV, as filed with the Securities and Exchange Commission, as follows:

Investment Manager	SEC File No. 801-
Agincourt Capital Management, LLC	56592
Breckinridge Capital Advisors, Inc.	43833
City of London Investment Management Company Limited	46266
Echo Street Capital Management LLC	73460
Fort Washington Investment Advisors Inc.	37235
Frontier Capital Management Company LLC	15724
Jennison Associates LLC	5608
Mellon Investments Corporation	19785
Pacific Investment Management Company LLC	48187
Parametric Portfolio Associates LLC	60485
RBC Global Asset Management (UK) Limited	78436
Wellington Management Company LLP	15908
Western Asset Management Company, LLC	8162
XY Investments (HK) Limited	117831

HC Capital Solutions, an operating division of Hirtle, Callaghan & Co., LLC (“HC Capital”), has entered into an Investment Advisory Agreement with the Trust under which HC Capital has investment discretion with regard to the assets of the Trust. Information regarding the business and other connections of HC Capital’s officers and directors, together with information as to their other business, profession, vocation or employment of a substantial nature during the past two fiscal years, is incorporated by reference to Schedules A and D of HC Capital’s Form ADV, File No. 801-32688, which has been filed with the Securities and Exchange Commission.

Item 32.     Principal Underwriters.

(a)     Ultimus Fund Distributors, LLC, the Registrant’s underwriter, also serves as underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

AlphaMark Investment Trust

ALTI Private Equity Access Fund

Bruce Fund, Inc.

CM Advisors Family of Funds

Caldwell Orkin Funds, Inc.

Capitol Series Trust

Centaur Mutual Funds Trust

Chesapeake Investment Trust

Commonwealth International Series Trust

Conestoga Funds

Connors Funds

Copley Fund Inc. /NV/

Cross Shore Discovery Fund

Eubel Brady & Suttman Mutual Fund Trust

F/m Funds Trust

Fairway Private Equity & Venture Capital Opportunities Fund

HC Capital Trust

Hussman Investment Trust

Index Funds

James Alpha Trust

Lind Capital Partners Municipal Credit Income Fund

MSS Series Trust

Oak Associates Funds

Papp Investment Trust

Peachtree Alternative Strategies Fund

Red Cedar Fund Trust

Schwartz Investment Trust

Segall Bryant & Hamill Trust

The Cutler Trust

The Investment House Funds

Williamsburg Investment Trust

Ultimus Managers Trust

Unified Series Trust

Valued Advisers Trust

Vela Funds

Volumetric Fund

Waycross Independent Trust

Yorktown Funds

(b)	The directors and officers of Ultimus Fund Distributors, LLC are as follows:

(1) Name and Principal Business Address	(2) Positions and Offices with Distributor	(3) Positions and Offices With Registrant
Kevin M. Guerette	President	None

Douglas K. Jones	Vice President	None

Stephen L. Preston	Chief Compliance Officer and Financial Operations Principal	None

Melvin Van Cleave	Vice President, Chief Technology Officer, and Chief Information Security Officer	None

The principal business address of the Distributor and each of the above-named individuals is 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246.

(c) Not applicable.

Item 33.	Location of Accounts and Records.

(a)	State Street Bank and Trust Company, State Street Financial Center, One Lincoln St., Boston, Massachusetts 02111 (records relating to its function custodian.)

(b)	Citi Fund Services Ohio, Inc., 4400 Easton Commons, Suite 200, Columbus, Ohio 43219

(c)	FIS Investor Services LLC, 4249 Easton Way, Suite 400, Columbus, OH 43219

(d)	Records relating to the activities of each of the Investment Managers on behalf of the indicated Portfolio are maintained as follows:

Investment Manager	Location of Accounts and Records

The Value Equity Portfolio
Echo Street Capital Management LLC	12 East 49th Street, 44th Floor
New York, NY 10017

Frontier Capital Management	99 Summer Street
Company LLC	Boston, MA 02110

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The Growth Equity Portfolio
Echo Street Capital Management LLC	E. 49th Street, 44th Floor,
New York, NY 10017

Jennison Associates LLC	466 Lexington Ave.
New York, NY 10017

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The Institutional U.S. Equity Portfolio (f/k/a The Institutional Growth Equity Portfolio)
Echo Street Capital Management LLC	12 E. 49th Street, 44th Floor,
New York, NY 10017

Frontier Capital Management	99 Summer Street
Company LLC	Boston, MA 02110

Jennison Associates LLC	466 Lexington Ave.
New York, NY 10017

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Pacific Investment Management Company LLC	650 Newport Center Drive
Newport Beach, CA 92660

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

Wellington Management Company LLP	280 Congress Street
Boston, MA 02110

The Small Capitalization – Mid Capitalization Equity Portfolio
Frontier Capital Management	99 Summer Street
Company LLC	Boston, MA 02110

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The ESG Growth Portfolio
Agincourt Capital Management, LLC	200 South 10th Street, Suite 800
Richmond, VA 23219

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

RBC Global Asset Management (UK)	77 Grosvenor Street, London, UK, W1K 3JR

The Catholic SRI Growth Portfolio
Agincourt Capital Management, LLC	200 South 10th Street, Suite 800
Richmond, VA 23219

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The International Equity Portfolio
City of London Investment Management	1125 Airport Road,
Company Limited	Coatesville, PA 19320

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The Institutional International Equity Portfolio
City of London Investment Management	1125 Airport Road,
Company Limited	Coatesville, PA 19320

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Pacific Investment Management Company LLC	650 Newport Center Drive
Newport Beach, CA 92660

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The Emerging Markets Portfolio
City of London Investment Management	1125 Airport Road
Company Limited	Coatesville, PA 19320

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

RBC Global Asset Management (UK)	77 Grosvenor Street, London, UK, W1K 3JR

XY Investments (HK) Ltd	181 Queen’s Road Central,
7/F, Suite 746,
Grand Millennium Plaza, Low Block
Central, Hong Kong

The Core Fixed Income Portfolio
Agincourt Capital Management, LLC	200 South 10th Street, Suite 800
Richmond, VA 23219

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Pacific Investment Management Company LLC	650 Newport Center Drive
Newport Beach, CA 92660

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The Corporate Opportunities Portfolio (f/k/a The Fixed Income Opportunity Portfolio)
City of London Investment Management	1125 Airport Road
Company Limited	Coatesville, PA 19320

Fort Washington Investment Advisors, Inc.	303 Broadway, Suite 1200 Cincinnati, OH 45202

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Pacific Investment Management Company LLC	650 Newport Center Drive
Newport Beach, CA 92660

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

Western Asset Management Company, LLC	385 E. Colorado Blvd.,
Pasadena, CA 91101

U.S. Government Fixed Income Securities Portfolio
Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The Inflation Protected Securities Portfolio
Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The U.S. Corporate Fixed Income Securities Portfolio
Agincourt Capital Management, LLC	200 South 10th Street, Suite 800
Richmond, VA 23219

Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Pacific Investment Management Company LLC	650 Newport Center Drive
Newport Beach, CA 92660

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio
Mellon Investments Corporation	201 Washington Street
Boston, MA 02108

Pacific Investment Management Company LLC	650 Newport Center Drive
Newport Beach, CA 92660

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The Short-Term Municipal Bond Portfolio
Breckinridge Capital Advisors, Inc.	125 High Street,
Suite 431
Boston, Massachusetts 02110

The Intermediate-Term Municipal Bond Portfolio
Breckinridge Capital Advisors, Inc.	125 High Street,
Suite 431
Boston, Massachusetts 02110

City of London Investment Management	1125 Airport Road
Company Limited	Coatesville, PA 19320

Insight North America LLC	200 Park Avenue, New York, New York
10166

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

The Intermediate Term Municipal Bond II Portfolio
Breckinridge Capital Advisors, Inc.	125 High Street,
Suite 431
Boston, Massachusetts 02110

City of London Investment Management	1125 Airport Road
Company Limited	Coatesville, PA 19320

Parametric Portfolio Associates LLC	1918 Eighth Ave
Seattle, WA 98101

Item 34.   Management Services.

None.

Item 35.   Undertakings

Not Applicable.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, a Trustee of HC Capital Trust, a Delaware statutory trust (the “Trust”), does hereby constitute and appoint Colette Bergman and Mark Hausmann, and each of them, his true and lawful attorney and agent to do any and all acts and things and to execute any and all instruments which said attorney and agent may deem necessary or advisable to enable the Trust to comply with the Securities Act of 1933, as amended (“Securities Act”), the Investment Company Act of 1940, as amended (“1940 Act”) and any rules, regulations and requirements of the Securities and Exchange Commission (“SEC”), in connection with the registration under the Securities Act of the shares of beneficial interest of the Trust (the “Securities”) and in connection with the registration of the Trust under the 1940 Act, including specifically, but without limiting the generality of the foregoing, the power and authority to sign for on behalf of the Trust and the undersigned, the name of the undersigned as Trustee or an officer, as appropriate, of the Trust to a Registration Statement or to any amendment thereto filed with the SEC with respect to the Securities or with respect to the Trust and to any instrument or document filed as part of, as an exhibit to or in connection with any Registration Statement or amendment. This power of attorney supersedes and replaces the previous power of attorney executed by the undersigned as a Trustee of the Trust on or about September 9, 2014.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of March 21, 2017.

/s/ Harvey G. Magarick Harvey G. Magarick, Trustee	/s/ R. Richard Williams R. Richard Williams, Trustee

/s/ Jarrett Burt Kling Jarrett Burt Kling, Trustee	/s/ Richard W. Wortham Richard W. Wortham III, Trustee

/s/ Laura Anne Corsell Laura Anne Corsell, Trustee

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, a Trustee of HC Capital Trust, a Delaware statutory trust (the “Trust”), does hereby constitute and appoint Colette Bergman and Mark Hausmann, and each of them, his or her true and lawful attorney and agent to do any and all acts and things and to execute any and all instruments which said attorney and agent may deem necessary or advisable to enable the Trust to comply with the Securities Act of 1933, as amended (“Securities Act”), the Investment Company Act of 1940, as amended (“1940 Act”) and any rules, regulations and requirements of the Securities and Exchange Commission (“SEC”), in connection with the registration under the Securities Act of the shares of beneficial interest of the Trust (the “Securities”) and in connection with the registration of the Trust under the 1940 Act, including specifically, but without limiting the generality of the foregoing, the power and authority to sign for, and on behalf of, the Trust and the undersigned, the name of the undersigned as Trustee or an officer, as appropriate, of the Trust to a Registration Statement or to any amendment thereto filed with the SEC with respect to the Securities or with respect to the Trust and to any instrument or document filed as part of, as an exhibit to, or in connection with, any Registration Statement or amendment.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of March 26, 2019.

/s/ Geoffrey Trzepacz Geoffrey Trzepacz, Trustee

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, a Trustee of HC Capital Trust, a Delaware statutory trust (the “Trust”), does hereby constitute and appoint Colette Bergman and Mark Hausmann, and each of them, his or her true and lawful attorney and agent to do any and all acts and things and to execute any and all instruments which said attorney and agent may deem necessary or advisable to enable the Trust to comply with the Securities Act of 1933, as amended (“Securities Act”), the Investment Company Act of 1940, as amended (“1940 Act”) and any rules, regulations and requirements of the Securities and Exchange Commission (“SEC”), in connection with the registration under the Securities Act of the shares of beneficial interest of the Trust (the “Securities”) and in connection with the registration of the Trust under the 1940 Act, including specifically, but without limiting the generality of the foregoing, the power and authority to sign for, and on behalf of, the Trust and the undersigned, the name of the undersigned as Trustee or an officer, as appropriate, of the Trust to a Registration Statement or to any amendment thereto filed with the SEC with respect to the Securities or with respect to the Trust and to any instrument or document filed as part of, as an exhibit to, or in connection with, any Registration Statement or amendment.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of June 18, 2019.

/s/ John M. Dyer John M. Dyer, Trustee

HC CAPITAL TRUST

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, being an executive officer of HC Capital Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), does hereby make, constitute and appoint COLETTE BERGMAN and MARK HAUSMANN, and each of them, attorneys-in-fact and agents of the undersigned with full power and authority of substitution and re-substitution, in any and all capacities, to execute for, and on behalf of, the undersigned any and all filings and amendments to the Registration Statement on Form N-1A relating to the shares of beneficial interest of the Trust and any other documents and instruments incidental thereto, and to deliver and file the same, with all exhibits thereto, and all documents and instruments in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing that said attorneys-in-fact and agents, and each of them, deem advisable or necessary to enable the Trust to effectuate the intents and purposes hereof, and the undersigned hereby fully ratifies and confirms all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has subscribed his name this 12th day of December, 2018.

/s/ Geoffrey Trzepacz

Geoffrey Trzepacz

HC CAPITAL TRUST

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, being an executive officer of HC Capital Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), does hereby make, constitute and appoint JONATHAN J. HIRTLE and MARK HAUSMANN, and each of them, attorneys-in-fact and agents of the undersigned with full power and authority of substitution and re-substitution, in any and all capacities, to execute for an on behalf of the undersigned any and all filings and amendments to the Registration Statement on Form N-1A relating to the shares of beneficial interest of the Trust and any other documents and instruments incidental thereto, and to deliver and file the same, with all exhibits thereto, and all documents and instruments in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing that said attorneys-in-fact and agents, and each of them, deem advisable or necessary to enable the Trust to effectuate the intents and purposes hereof, and the undersigned hereby fully ratifies and confirms all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has subscribed his or her name this 21st day of March, 2017.

/s/ Colette Bergman
Colette Bergman

Exhibit List

Item 28

(j)(2)	Consent of Trust’s former Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Conshohocken and Commonwealth of Pennsylvania on the 28th day of January, 2022.

HC Capital Trust

*
Geoffrey A. Trzepacz
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

*	Trustee	January 28, 2022
John M. Dyer

*	Trustee	January 28, 2022
Jarrett Burt Kling

*	Trustee	January 28, 2022
Geoffrey A. Trzepacz

*	Trustee	January 28, 2022
R. Richard Williams

*	Trustee	January 28, 2022
Richard W. Wortham, III

*By:	/s/Colette Bergman
Colette Bergman
As Attorney-in-fact and Treasurer
January 28, 2022